EXHIBIT 99.1

                                  FOR:          INTERPOOL, INC.
FOR IMMEDIATE RELEASE

                                  CONTACT:      Mitchell Gordon
                                                Executive Vice President and
                                                Chief Financial Officer
                                                (212) 916-3284

                                                Morgen-Walke Associates
                                                Gordon McCoun, Lauren Levine
                                                Media contact: Shannon Stevens
                                                (212) 850-5600

        INTERPOOL, INC. ANNOUNCES AGREEMENT TO SELL INTERMODAL TRAILERS
                                      AND
              DOMESTIC RAIL CONTAINERS TO TIP INTERMODAL SERVICES

PRINCETON, N.J., January 29, 2001 - Interpool, Inc. (NYSE: IPX) and TIP Intermodal Services, a GE Capital Company, headquartered in Devon, PA, announced today the signing of a definitive agreement for the sale of approximately 50,000 intermodal trailers and domestic rail containers by Interpool, Inc., to TIP, which includes 40,000 units that Interpool acquired from Transamerica Leasing Inc., in October of 2000. The transaction is valued at approximately $345 million and is subject to customary closing conditions. The transaction is expected to close in the second quarter of 2001.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool, commented, "We are pleased to have entered into this agreement with TIP. It is consistent with our stated strategy of increasing our focus on our key chassis and international container businesses."

Mr. Tuchman concluded, "Upon completion of the sale, we plan to use the majority of the proceeds to pay down debt. This will enable us to decrease our leverage as well as free up capital for new investment opportunities in market sectors that will maximize financial returns for our shareholders."

According to Barry DeSantis, President, TIP Intermodal Services, "This acquisition is one more way TIP is demonstrating its commitment to support the growth of intermodal services. The acquisition will create synergies which will improve product and service offerings and drive productivity gains to benefit our customers."


INTERPOOL IN AGREEMENT TO SELL INTERMODAL TRAILERS
AND DOMESTIC RAIL CONTAINERS TO TIP

TIP Intermodal Services (www.tipintermodal.com) is a division of TIP (Transport International Pool), a global leader in over-the-road and intermodal transportation services.

GE Capital, with assets of more than US$370 billion, is a global, diversified financial services company with 25 specialized segments. A wholly-owned subsidiary of General Electric Company, GE Capital, based in Stamford, CT, provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards to businesses and individuals around the world. GE is a diversified services, technology and manufacturing company with operations worldwide.

Interpool, originally founded in 1968, is one of the world's leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the United States and a world-leading lessor of cargo containers used in international trade. Interpool leases its containers and chassis to over 500 customers around the world.

Note: This press release and other press releases and information can be viewed at Interpool's website at www.interpool.com.
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